Exhibit 10.20

Marketing contract

between the

1.)	ANY Lifestyle Marketing GmbH, Nibelungenplatz 3, 60318 Frankfurt am Main (hereinafter “ANY”)

2.)	The Radio Group GmbH, Am Altenhof 11-13, 67655 Kaiserslautern, Germany

3.)	Antenne Kaiserslautern, Am Altenhof 11, 67655 Kaiserslautern

4.)	Lokalradios RLP GmbH, Waffenstrasse 17, 76829 Landau in der Pfalz

5.)	Antenne Frankfurt GmbH, Nibelungenplatz 3, 60318 Frankfurt am Main, Germany

6.)	Funkhaus Saar, Am Altenhof 11-13, 67655 Kaiserslautern

(the parties under 2.) to 6.) hereinafter individually the “Radio Company” or collectively the “Radio Companies”)

PREAMBLE

The radio companies are broadcasters and holders of various regional and national broadcasting licences.

ANY is a company specialising in the marketing of radio advertising and supports and advises radio stations and other programme providers in marketing to advertisers.

In order to bundle the marketing activities of the stations located under the umbrella of the “Radio Group” and to use resources more effectively, the radio companies transfer the marketing of airtime for advertising to ANY. This also applies in particular to the individual or bundled (combined) marketing of the stations vis-a-vis nationally operating advertisers.

ANY will in particular organise, bundle and implement the development of marketing structures for the radio companies in the areas of radio, digitised programmes and programme transmissions, podcasts, apps, influencing media, new technologies, events and similar areas.

The radio companies will continue to be responsible for the production of the programme and the fulfilment of the associated licensing requirements.

§1

Subject of the contract

1.)

The radio companies exclusively and exclusively commission ANY with the acquisition of advertising orders for the stations operated by them as well as with any other possible marketing of the respective station to nationally operating advertisers.

2.)

The radio companies are and remain exclusively responsible for the production of the radio programmes and compliance with the licensing requirements. This includes, in particular, compliance with the applicable editorial statute, which ensures the independence of journalistic activity.

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3.)

The marketing offer includes classic radio advertising, special forms of advertising such as sponsoring, cross-media offers and sales promotions, but also offers from the marketing of apps, events, influencing media and new technologies to national and national advertisers.

4.)

ANY takes over the coordination with the two marketing organisations “Radio Marketing Services GmbH” (RMS) and “Studio Gong GmbH & Co. Studiobetriebs KG” (Studio Gong) for the radio companies. In this way, ANY can optimally coordinate and harmonise bookings and enquiries from national advertisers.

§2

Transfer of assets

The radio companies undertake to transfer to ANY all assets required for the activities referred to in §1 (including technical equipment, hardware, software, furnishings) as well as the sales and marketing staff employed by the respective radio company.

§3

General rights and obligations of the ANY

1.)

ANY shall exclusively take over any offer concepts, sales management and customer, closings for the radio companies. ANY shall exercise the due diligence of a prudent businessman in the performance of the owed activity.

2.)

To carry out ANY’s obligations under this Agreement, the Radio Companies hereby authorise and require ANY to enter into appropriate contracts with Advertisers on behalf of the respective Radio Company.

3.)

Once a year, the radio price lists are coordinated between ANY and the respective radio society. ANY will submit a proposal for this. The respective parties will exchange views on this and reach a consensus within one week.

4.)	Sales are realised by ANY through an external organisation. Sales marketing including media service is also carried out by ANY.

5.)	The acquired advertising must comply with the respective legal and interstate treaty provisions.

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§4

ANY services

The following activities are carried out as part of the marketing carried out by ANY:

1.)	the acquisition, acceptance and forwarding of orders for the radio companies,

2.)	support the radio companies in settling accounts with GEMA/ GVL,

3.)	prepare sales documents for marketing at their own expense, which include media data, price lists, presentations as well as individual offers,

4.)	ANY undertakes to provide information about the marketing activities carried out at monthly intervals in an informal email at the end of each month.

§5

Services of the radio companies

1.)	The radio companies undertake to play back the advertising bookings.

2.)	Sufficient hourly advertising time will be made available for marketing.

3.)	The radio companies will provide ANY with all programme-related information required for marketing.

4.)	An interface is set up between ANY’s sales control and the radio companies’ scheduling systems and its broadcasting technology.

5.)	The radio companies will send broadcast confirmations for the broadcast spots to the advertising customers on request.

6.)

The radio companies independently register the radio programmes they broadcast for recording via the Media Analyse Audio in the Media Analyse Working Group. The costs for participation in Media Analyse Audio are borne by the respective radio company.

§6

Remuneration

1.)	For the successful execution of the marketing activity, ANY receives all proceeds from the marketing (total proceeds less granted discounts, commissions and AE).

2.)	ANY will invoice the respective radio company monthly for the remuneration claims arising from the marketing activity.

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3.)

Within the framework of a budget for cost coverage to be agreed between the contracting parties, the ANY shall assume all costs incurred by the programme production of the respective radio company (including licence fees, personnel, rent). The respective radio company shall retain an annual profit, which shall be determined annually in agreement between the contracting parties. The reconciliation shall take place once a year at the beginning of a business year and shall be reviewed and, if necessary, adjusted on a quarterly basis. ANY shall provide the respective radio company with sufficient liquid funds on a monthly basis so that the broadcasting operations of the respective radio company can be maintained.

4.)	The respective radio company shall check the statement without delay and assert any objections in text form against ANY within one month of receipt of the statement at the latest.

§7

Exclusivity, competition protection and further representation

1.)

The radio companies shall not commission any other company with the acquisition of advertising by way of individual marketing during the term of this contract. Existing marketing agreements with “RMS” and “Gong” are excluded from this.

2.)

ANY is entitled to conclude barter transactions (compensation transactions) with third parties in consultation with the respective radio company. The radio companies shall make sufficient airtime available for this purpose.

3.)

ANY may act for other principals. However, it may not, without the prior written consent of the Radio Companies, act for a competitor of the Radio Companies or directly or indirectly participate in or advise or in any other way assist a competitor of the Radio Companies.

§8

Liability

Subject to each other, the contracting parties shall only be liable for intent and gross negligence.

§9

Confidentiality

1.)

The ANY shall maintain business and trade secrets of the radio companies which have been entrusted to it or have become known to it as such during its work for the respective radio company (“confidential facts”), even after termination of the contract.

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2.)

Documents on confidential facts entrusted to the ANY shall be returned by the ANY to the respective radio company immediately after they have been used in accordance with the application, but at the latest upon termination of the contractual relationship. This obligation to return also extends to the customer file kept by the ANY during the term of this contract. Insofar as documents containing confidential facts have been provided in electronic form, this data must be deleted at the latest upon termination of this contract or - insofar as this is not technically possible - permanently blocked.

3.)	ANY shall ensure that the aforementioned confidentiality obligations are also complied with by its employees, sub-agents or other auxiliary persons.

4.)

Both parties shall treat the contents of this contract as confidential. Excluded from this is the disclosure to persons who are subject to a legal obligation of confidentiality, insofar as this disclosure is necessary for the proper management of the business or for the safeguarding of legitimate interests, in particular insofar as a judicial or official obligation exists.

§10

Term and termination; validity

1.)

The contract shall be concluded for the period during which the respective radio company is entitled to a broadcasting licence under media law which entitles it to broadcast a radio programme. If the media broadcasting licence granted to the respective radio company is extended, this contract with the respective radio company shall be extended accordingly.

2.)	The right to terminate without notice for good cause remains unaffected. In particular, good cause exists if

a)	a radio company’s licence to broadcast radio programmes or the allocation of frequencies is withdrawn by the competent state media authorities or another competent supervisory authority;

b)	the ANY does not provide a radio company with the required liquid funds;

c)

in the event of a sale of more than 50 per cent of ANY’s shares to a competitor of the radio companies. Competitors are companies or persons operating in the federal states of Hesse, Rhineland-Palatinate, Saarland, Berlin or Brandenburg who are active in the media industry or hold shares in other radio stations in Germany;

d)	insolvency or comparable proceedings are instituted against the assets of ANY or the Company is dissolved or liquidation proceedings are carried out.

3.)	The contract is retroactive to 1 August 2021.

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§ 11

Final provisions

1.)	No ancillary agreements have been made. Amendments or supplements to the contract must be made in writing. This also applies to the waiver of the written form requirement.

2.)

The invalidity of individual provisions of this contract shall not affect the validity of the remaining provisions. The parties undertake to replace the invalid provision with a valid agreement that comes as close as possible to the invalid provision in terms of interests and meaning. This shall also apply in the event of a loophole.

3.)	The parties shall endeavour to resolve any disputes arising from this contract out of court in the first instance.

4.)	The place of performance and jurisdiction is Frankfurt am Main.

5.)	The law of the Federal Republic of Germany shall apply.

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Frankfurt am Main, 3 September 2021

/s/ Stephan Schwenk

Any Lifestyle Marketing GmbH, represented by its Managing Director, Mr Stephan Schwenk

/s/ Stephan Schwenk	/s/ Stephan Schwenk
The Radio Group GmbH, represented by its	Antenne Kaisers [ILLEGIBLE] GmbH, represented by its
Managing Director, Mr Stephan Schwenk	Managing Director, Mr Stephan Schwenk

/s/ Stephan Schwenk	/s/ Stephan Schwenk
Lokalradios RLP GmbH, represented by its	Antenne Frankfurt GmbH, represented by its
Managing Director, Mr Stephan Schwenk	Managing Director, Mr Stephan Schwenk

/s/ Stephan Schwenk
Funkhaus Saar GmbH, represented by its
Managing Director, Mr Stephan Schwenk

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Mr. Peter Vesco, current CCO of Rezolve Limited, 3rd Floor 80, New Bond Street, Mayfair, London, England, WlS lSB has reviewed this Agreement and declares that the contents of the foregoing Marketing Agreement fully comply with the conditions set out in clause 1.2 of the Binding Term Sheet (Deed of Notary Dr. Tobias Kilian dated 30 August 2021, Cert. No. 197/2021).

/s/ Peter Vesco
Peter Vesco
[ILLEGIBLE]

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